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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): DECEMBER 22, 2006


                            HINES HORTICULTURE, INC.
                            ------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


    DELAWARE                       000-24439                     33-0803204
----------------              ------------------            -------------------
(STATE OR OTHER                (COMMISSION FILE               (IRS EMPLOYER
JURISDICTION OF                     NUMBER)                 IDENTIFICATION NO.)
 INCORPORATION)

                  12621 JEFFREY ROAD, IRVINE, CALIFORNIA 92620
                  --------------------------------------------
               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (949) 559-4444


                                 NOT APPLICABLE
                                 --------------
          (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)


CHECK THE APPROPRIATE BOX BELOW IF THE FORM 8-K FILING IS INTENDED TO SIMULTANEOUSLY SATISFY THE FILING OBLIGATION OF THE REGISTRANT UNDER ANY OF THE FOLLOWING PROVISIONS (SEE GENERAL INSTRUCTION A.2. BELOW):

( ) WRITTEN COMMUNICATIONS PURSUANT TO RULE 425 UNDER THE SECURITIES ACT (17 CFR 230.425)

( ) SOLICITING MATERIAL PURSUANT TO RULE 14A-12 UNDER THE EXCHANGE ACT (17 CFR 240.14A-12)

( ) PRE-COMMENCEMENT COMMUNICATIONS PURSUANT TO RULE 14D-2(b) UNDER THE EXCHANGE ACT (17 CFR 240.14D-2(b))

( ) PRE-COMMENCEMENT COMMUNICATIONS PURSUANT TO RULE 13E-4(c) UNDER THE EXCHANGE ACT (17 CFR 240.13E-4(c))


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ITEM 8.01.  OTHER EVENTS

As previously disclosed, Hines Nurseries, Inc. (the "Company"), a subsidiary of Hines Horticulture, Inc. ("Hines Horticulture"), negotiated and entered into a Commercial Contract (the "Contract") with F&J Farms, LLC (the "Buyer") to sell approximately 138 acres of real property located from SW 184th Street and WS 190th Street, and from SW 164th Avenue and SW 160Th Avenue in Miami-Dade County (the "Property"). On December 7, 2006, the Company entered into an Amendment to the Contract to extend the expiration of the Buyer's due diligence period by one week to December 15, 2006. On December 15, 2006, the Company entered into a Second Amendment to the Contract to provide the Buyer with a purchase price credit, at the time of closing, of approximately $0.3 million, which was attributable to an easement and certain rights of way located within the Property. As a result of the Second Amendment, the Buyer waived all rights to object to any due diligence matters and acknowledged that the due diligence period had expired and that the Buyer's entire $1.0 million deposit had become non-refundable.

On December 22, 2006, pursuant to the Contract, the Company completed the sale of the Property to the Buyer for gross proceeds of $12.2 million cash. The Company received net proceeds in the amount $11.4 million cash.



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SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date: December 28, 2006         HINES HORTICULTURE, INC.



                                By: /s/ Claudia M. Pieropan
                                    --------------------------------------------
                                    Claudia M. Pieropan
                                    Chief Financial Officer, Secretary and
                                    Treasurer
                                    (principal financial and accounting officer)